Exhibit (a)(1)(A)

CASCADE MICROTECH, INC.

OFFER TO EXCHANGE CERTAIN OUTSTANDING OPTIONS FOR RESTRICTED STOCK UNITS

THE OFFER EXPIRES AT 5:00 P.M., U.S. PACIFIC TIME,

ON FEBRUARY 27, 2009, UNLESS WE EXTEND THE OFFER

By this Offer to Exchange Certain Outstanding Options for Restricted Stock Units, including all attachments hereto (this “Offer to Exchange”), Cascade Microtech, Inc., which we refer to in this document as “we,” “us” or “Cascade Microtech,” is offering Eligible Employees (as defined below) the opportunity to exchange outstanding stock options with exercise prices equal to or greater than $7.00 per share (the “Eligible Options”) for restricted stock unit awards that cover a lesser number of shares of our common stock (the “New Awards”) to be granted under the Cascade Microtech, Inc. 2000 Stock Incentive Plan (the “Offer”). We are making the Offer upon the terms described in this Offer to Exchange, as it may be amended from time to time (including the conditions on the Offer set forth under the caption “The Offer” in Section 6, Conditions of the Offer).

The Offer will be open to all persons that are employed by us in the United States as of the Commencement Date and as of the Expiration Time (the “Eligible Employees”). However, current members of our Board of Directors, our executive officers and persons employed by us outside the United States will not be eligible to participate in the Offer.

The exchange ratio of shares subject to Eligible Options cancelled to New Awards issued is 5-to-1. Each Eligible Employee who has Eligible Options outstanding is being provided with a Stock Option Planning Summary (referred to as the “Stock Option Planning Summary”) setting forth his or her Eligible Options and other relevant information.

Your election to exchange your Eligible Options for New Awards is entirely voluntary and may be withdrawn anytime prior to the Expiration Time. The “Expiration Time” will be 5:00 p.m., U.S. Pacific Time, on February 27, 2009 unless we extend the expiration of the Offer to a later time and/or date, in which case the “Expiration Time” will be such later time and/or date.

Each restricted stock unit issued in the Offer will represent a contingent right to receive one share of our common stock on a specified future date when such restricted stock unit vests. The New Awards will vest, subject to the participating Eligible Employee’s continued employment with us, in four annual installments on the first, second, third and fourth anniversaries of the date the New Awards are issued, which is expected to be shortly after the Expiration Time. Any New Awards held by a participating Eligible Employee that remain unvested at the time his or her employment with us terminates for any reason will be cancelled as of the termination date.

Shares of our common stock are quoted on The NASDAQ Global Market under the symbol “CSCD”. On January 28, 2009, the closing price of our common stock as reported on The NASDAQ Global Market was $3.10. We recommend that you obtain current market quotations for our common stock before deciding whether to elect to exchange your Eligible Options.

SEE “RISKS OF PARTICIPATING IN THE OFFER” BEGINNING ON PAGE 13 FOR A DISCUSSION OF RISKS THAT YOU SHOULD CONSIDER WHEN DECIDING WHETHER OR NOT YOU SHOULD TENDER YOUR ELIGIBLE OPTIONS FOR EXCHANGE.

Offer to Exchange Dated January 29, 2009

IMPORTANT

Your election to exchange your Eligible Options is voluntary. If you decide to participate in the Offer, you must properly complete and sign the attached Election Form and submit it in accordance with its instructions before 5:00 p.m. U.S. Pacific Time on the Expiration Time (currently February 27, 2009, or on a later date if we extend the Offer). If you do not submit the Election Form by the stated time on the Expiration Time, you will be deemed to have rejected the Offer. Delivery will be deemed made only via hand delivery to Steve Sipowicz (the “Exchange Administrator”) or fax to (503) 601-1414. Responses submitted by any other means, including email, United States mail (or other post) and Federal Express (or similar delivery service) are not permitted. Responses delivered via hand delivery will only be deemed delivered when actually received by the Exchange Administrator. No late deliveries will be accepted.

The delivery of election and withdrawal forms is at your risk. Cascade Microtech intends to confirm the receipt of your election form and/or any withdrawal form by email within two U.S. business days. If you have not received an email confirmation that Cascade Microtech has received your response, we recommend that you confirm that we have received your election form and/or any withdrawal form. If you need to confirm receipt after two U.S. business days have elapsed, you may contact the Exchange Administrator at (503) 601-1000 or steven.sipowicz@cmicro.com.

THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (THE “SEC”), NOR HAS THE SEC PASSED UPON THE FAIRNESS OR MERITS OF THIS TRANSACTION OR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Our Board of Directors recognizes that the decision to accept or reject the Offer is an individual one that should be based on a variety of factors. You should consult your personal advisors if you have questions about your financial and/or tax situation. If you have any questions about the Offer that are not answered by this Offer to Exchange and other documents related to the Offer, or if you would like to request additional copies of these materials or assistance completing required documentation, please contact the Exchange Administrator at (503) 601-1000 or steven.sipowicz@cmicro.com.

ALTHOUGH OUR BOARD OF DIRECTORS HAS APPROVED THE OFFER, NEITHER WE NOR OUR BOARD OF DIRECTORS MAKES ANY RECOMMENDATION AS TO WHETHER OR NOT YOU SHOULD EXCHANGE YOUR ELIGIBLE OPTIONS, NOR HAVE WE AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS OFFER TO EXCHANGE AND DOCUMENTS TO WHICH WE HAVE REFERRED YOU. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US. YOU ARE URGED TO EVALUATE CAREFULLY ALL OF THE INFORMATION IN THIS OFFER TO EXCHANGE AND DOCUMENTS TO WHICH WE HAVE REFERRED YOU AND TO CONSULT YOUR OWN LEGAL, INVESTMENT AND/OR TAX ADVISORS. YOU MUST MAKE YOUR OWN DECISION WHETHER TO EXCHANGE YOUR ELIGIBLE OPTIONS.

YOU SHOULD NOT ASSUME THAT THE INFORMATION PROVIDED IN THIS OFFER TO EXCHANGE IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE AS OF WHICH IT IS SHOWN, OR IF NO DATE IS OTHERWISE INDICATED, THE DATE OF THIS OFFER TO EXCHANGE. THIS OFFER TO EXCHANGE SUMMARIZES VARIOUS DOCUMENTS AND OTHER INFORMATION. THESE SUMMARIES ARE QUALIFIED IN THEIR ENTIRETY BY REFERENCE TO THE DOCUMENTS AND INFORMATION TO WHICH THEY RELATE.

GLOSSARY

Cascade Microtech Plans means the Cascade Microtech, Inc. 1993 Stock Incentive Plan and the Cascade Microtech, Inc. 2000 Stock Incentive Plan.

Cascade Microtech 2000 Plan means the Cascade Microtech, Inc. 2000 Stock Incentive Plan.

Commencement Date means the date of the commencement of the Offer, which is January 29, 2009.

Company Plans means the Cascade Microtech Plans.

Eligible Employees means all persons that are employed by us in the United States as of the Commencement Date and as of the Expiration Time, excluding current members of our Board of Directors and our executive officers.

Eligible Options means all outstanding stock options held by Eligible Employees that have exercise prices equal to or greater than $7.00 per share.

As used in these materials, employed and employment does not include service as a member of our Board of Directors or service as a consultant or other independent contractor of the Company.

Expiration Time means the time that the Offer will expire, which is currently set to be at 5:00 p.m., U.S. Pacific Time, on February 27, 2009, unless we extend the Offer to a later time and/or date.

Fair Market Value means the closing price of our common stock as reported on The NASDAQ Global Market on the Expiration Time (or, if no sales are reported on such date, then the closing price of our common stock on the first day prior to such date on which there is a reported sale).

New Awards means the restricted stock unit awards issued pursuant to the Offer in exchange for Eligible Options.

Offer means the offer to exchange Eligible Options for New Awards.

Offer to Exchange means this Offer to Exchange Certain Outstanding Options for Restricted Stock Units, including all attachments hereto.

Schedule TO means the Tender Offer Statement filed by us with the SEC in connection with the Offer.

SEC means the United States Securities and Exchange Commission.

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SUMMARY TERM SHEET AND QUESTIONS AND ANSWERS

The following is a summary of the material terms of the Offer and addresses some of the questions that you may have about the Offer. We urge you to read carefully the remainder of this Offer to Exchange, because the information in this summary is not complete and additional important information is contained in the remainder of this Offer to Exchange. We have included cross-references to the relevant sections under the caption “The Offer” of this Offer to Exchange where you can find a more detailed discussion of the topics discussed in this summary.

Summary of Material Terms of the Offer

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Offer. We are offering Eligible Employees the opportunity to exchange Eligible Options for restricted stock unit awards, which are referred to as New Awards in this Offer to Exchange. New Awards will cover a lesser number of shares of our common stock than the Eligible Options exchanged for New Awards. Eligible Options are all outstanding stock options held by Eligible Employees that have exercise prices equal to or greater than $7.00 per share. (See Section 1, Eligible Employees; Eligible Options; Expiration Time)

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Eligible Employees. The Offer will be open to all persons that as of the Commencement Date and as of the Expiration Time are employed by us in the United States. Current members of our Board of Directors, our executive officers and persons employed by us outside the United States will not be eligible to participate in the Offer. (See Section 1, Eligible Employees; Eligible Options; Expiration Time)

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Voluntary Participation; Exchange. Your participation in the Offer is voluntary. In exchange for the Eligible Options you surrender, you will receive New Awards that cover a number of shares of our common stock as determined based on the exchange ratio below. (See Section 1, Eligible Employees; Eligible Options; Expiration Time)

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Exchange Ratio. The exchange ratio for Eligible Options is five stock options for one restricted stock unit. (See Section 1, Eligible Employees; Eligible Options; Expiration Time and Section 8, Exchange Ratio):

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New Awards. Each restricted stock unit issued in the Offer will represent a contingent right to receive one share of our common stock on a specified future date when the restricted stock unit vests. The New Awards will vest, subject to the participating Eligible Employee’s continued employment with us, in four annual installments on the first, second, third and fourth anniversaries of the date the New Awards are issued, which is expected to be shortly after the Expiration Time. Any New Awards held by a participating Eligible Employee that remain unvested at the time his or her employment with us terminates for any reason will be cancelled as of the termination date. (See Section 1, Eligible Employees; Eligible Options; Expiration Time and Section 9, Source and Amount of Consideration; Terms of Restricted Stock Units)

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Other Terms and Conditions of New Awards. New Awards issued in the Offer will be granted pursuant to the Cascade Microtech 2000 Plan. Each restricted stock unit represents a contingent right to receive one share of our common stock on the date on which the restricted stock unit vests. A participating Eligible Employee is not required to pay any monetary consideration to receive shares of our common stock upon settlement of his or her New Awards. All other terms and conditions of the New Awards issued in the Offer will be substantially the same as those that apply generally to restricted stock units granted under the Cascade Microtech 2000 Plan. (See Section 9, Source and Amount of Consideration; Terms of Restricted Stock Units)

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Termination of Employment. If your employment with us terminates for any reason after you tender your Eligible Options but prior to the date the New Awards are issued in exchange for the Eligible Options you tender, you will not be eligible to participate in the Offer, and your election to tender your Eligible Options will be disregarded. In that case, you will continue to hold your Eligible Options subject to their existing terms (including, without limitation, the vesting provisions of your option and any applicable period following termination of employment in which you must exercise your option). Options held by current members of our Board of Directors, our executive officers and persons employed by us outside the United States may not be exchanged in the Offer. (See Section 1, Eligible Employees; Eligible Options; Expiration Time)

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Election to Accept the Offer. To make your election to accept the Offer, you must properly complete, sign and deliver an Election Form to us before the Expiration Time in accordance with the procedures described in the Offer. The Expiration Time of the Offer is currently 5:00 p.m. U.S. Pacific Time on February 27, 2009, but we may extend the Expiration Time of the Offer to a later time and/or date. You may withdraw or re-accept the Offer at any time prior to the Expiration Time by completing and delivering a Notice of Withdrawal or new Election Form in accordance with the election procedures. You may not withdraw or re-accept the Offer after the Expiration Time. (See Section 3, Procedures, and Section 4, Change in Election)

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Conditions to the Offer. This Offer is subject to a number of conditions. If any of the conditions to which this Offer is subject occurs, we may terminate or amend the Offer, or we may postpone or forego our acceptance of any Eligible Options for exchange. (See Section 6, Conditions of the Offer)

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Trading Price for Our Common Stock. Shares of our common stock are traded on The NASDAQ Global Market under the symbol “CSCD”. We recommend that you obtain current market quotations for our common stock before deciding whether to exchange your Eligible Options. (See Section 7, Price Range of Common Stock)

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Tax Consequences. We believe that the exchange of Eligible Options for New Awards pursuant to the Offer should be treated as a non-taxable exchange and neither we nor any of our employees should recognize any income for U.S. federal income tax purposes upon the surrender of Eligible Options and the grant of New Awards. However, Eligible Employees generally will recognize taxable income upon settlement of the New Awards that is subject to applicable income and employment tax withholding. We may elect to deduct from the shares of common stock that would otherwise be issued in settlement of New Awards the appropriate number of whole shares, valued at their then fair market value, to satisfy our tax withholding obligations at the applicable minimum statutory withholding rate. Alternatively, we may require you to satisfy the applicable tax withholding requirements through payroll withholding or otherwise. (See Section 13, Material U.S. Federal Income Tax Consequences) The foregoing summary of the U.S. federal income tax consequences of the option exchange program under current law is not intended to be exhaustive and, among other considerations, does not describe state, local or international tax consequences.

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Amendment and Termination. As long as we comply with applicable laws, we may amend or terminate the Offer in any way. We will notify you if we amend or terminate the Offer. We may be required to extend the Offer in the event we materially change the terms of the Offer. (See Section 14, Extension of the Offer; Termination; Amendment)

Questions and Answers

Q1	What is the Offer?

A1	The Offer is a voluntary stock option exchange program permitting Eligible Employees to exchange Eligible Options for New Awards to be granted under the Cascade Microtech 2000 Plan. The New Awards are expected to be granted shortly after the Expiration Time of the Offer. Your participation in the Offer is voluntary; you may either keep your current Eligible Options at their current exercise prices or cancel those Eligible Options in exchange for New Awards.

Q2	Why is Cascade Microtech making the Offer?

A2

Like many technology companies, our stock price has experienced significant volatility during the last several years. Consequently, many of our employees hold options with exercise prices significantly higher than the current market price of our common stock. As of January 28, 2009, Eligible Employees held options to purchase approximately 305,000 shares with exercise prices equal to or greater than $7.00 per share, while the closing price of our common stock on The NASDAQ Global Market on January 28, 2009 was $3.10 per share. We believe that these “out of the money” options are no longer effective as performance and retention incentives, and that to enhance long-term shareholder value we need to maintain competitive employee compensation and incentive programs. An equity stake in the success of the company is a critical component of these programs. We believe the Offer will provide us with an opportunity to restore for Eligible Employees the ability to participate economically in our future growth and success. By offering restricted stock units that are subject to vesting requirements, we believe the exchange program will offer a meaningful retention incentive for Eligible Employees to remain with us. In addition, because the New Awards will cover fewer shares of our common stock than the Eligible Options tendered for exchange, we believe the Offer will result in a significant reduction in the number of our shares that are subject to outstanding awards and mitigate the potentially dilutive effect that our equity incentive program may have on our shareholders.

Q3	Why can’t I just be granted additional options?

A3	We strive to balance the need for a competitive compensation package for our employees with the interests of our shareholders. We believe that the Offer will permit us: (i) to provide the incentives to our Eligible Employees that were intended when the Eligible Options were initially granted, (ii) to meaningfully reduce the number of our shares that are subject to outstanding options that have high exercise prices and may be viewed by our shareholders as potentially dilutive and (iii) to create additional retention incentives for our Eligible Employees who participate in the Offer by issuing them New Awards that will vest over a period of four years following the exchange if they remain with us and that will have value regardless of stock price volatility. In designing the terms of the Offer and recommending its approval by our Board of Directors, our Compensation Committee took into account its philosophy of shifting from the exclusive use of stock options to using a mix of stock options and other equity-based incentives, such as restricted stock units, to provide long-term equity incentives to our employees. By granting replacement awards consisting of restricted stock units rather than new, at-the-money stock options, our Compensation Committee seeks to strengthen our equity-based retention incentives, while further aligning our existing equity compensation programs with our compensation philosophy.

Q4	What options may I exchange as part of this program?

A4	As described above, any option granted under the Company Plans with an exercise price equal to or greater than $7.00 per share that is outstanding at the Expiration Time of the Offer is an “Eligible Option” that may be tendered for exchange in the Offer.

If you attempt to exchange an option having an exercise price less than $7.00 per share, that option will not be an Eligible Option and any purported election you may have made to exchange that option will be null and void.

To help you determine your outstanding eligible options and give you the tools to make an informed decision, we are providing you with a Stock Option Planning Summary listing your Eligible Options and certain related information. If you hold an option that is not listed on the Stock Option Planning Summary, the option is not an Eligible Option.

Q5	May I tender options that I have already exercised?

A5	No. The Offer only permits the exchange of outstanding Eligible Options, and does not apply in any way to shares purchased, whether upon the exercise of options or otherwise (including purchases via the open market and our Employee Stock Purchase Plan), whether or not you have vested in those shares. If you have exercised an Eligible Option in its entirety, that Eligible Option is no longer outstanding and is therefore not subject to the Offer. If you have exercised an Eligible Option in part, the remaining unexercised portion of that option is outstanding and may be tendered for exchange pursuant to the Offer. Eligible Options for which you have both properly submitted an exercise notice and tendered the exercise price prior to the Expiration Time will be considered exercised to that extent, whether or not you have received confirmation of exercise for the shares purchased.

Q6	Are purchase rights granted under our Employee Stock Purchase Plan eligible for exchange in the stock option exchange program?

A6	No. Neither purchase rights granted under our Employee Stock Purchase Plan nor shares of our common stock acquired under our Employee Stock Purchase Plan are eligible for exchange in the Offer.

Q7	How many restricted stock units will I receive for the Eligible Options that I exchange?

A7	You will receive one restricted stock unit for five Eligible Options.

Q8	If I elect to participate in the Offer, is it possible that my cancelled Eligible Options would have ultimately been more economically valuable than the New Awards I received in exchange for them?

A8	Yes. If the price of our common stock increases after the date on which your Eligible Options are cancelled, those cancelled Eligible Options might prove to have been worth more than the New Awards that you receive in exchange for them. For example, if you exchange an Eligible Option covering 1,000 shares with an exercise price of $10.00 per share, you would receive a New Award of 200 restricted stock units (i.e., 1,000 divided by 5 (the exchange ratio applicable to the Eligible Option) rounded to the nearest whole share). Assume, for illustrative purposes only, that two years after the New Award grant date the fair market value of our common stock has increased to $20.00 per share. Under this example, if you had kept your exchanged Eligible Option, exercised it, and sold the underlying shares at $20.00 per share, you would have realized a pre-tax gain of $10,000, but if you exchanged your Eligible Option and sold the shares subject to the New Award of 200 restricted stock units for $20.00 per share, you would only realize a pre-tax gain of $4,000.

Q9	When will I receive my New Awards?

A9	If you are eligible and participate in the Offer, you will be granted your New Awards shortly after the Expiration Time.

Q10	How will my New Awards vest?

A10	New Awards issued in the Offer will be completely unvested at the time they are granted and will become vested on the basis of the participating Eligible Employee’s continued employment with us. The New Awards generally will vest in equal annual installments on the first, second, third and fourth anniversaries of the date of grant, regardless of the extent to which the corresponding Eligible Options were vested upon surrender. Any New Awards held by a participating Eligible Employee that remain unvested at the time his or her employment with us terminates for any reason will be cancelled as of the termination date.

Q11	What are the other terms and conditions of my New Awards?

A11	New Awards issued in the Offer will be granted pursuant to the Cascade Microtech 2000 Plan. Each restricted stock unit represents a contingent right to receive one share of our common stock on the date on which the restricted stock unit vests. A participating Eligible Employee is not required to pay any monetary consideration to receive shares of our common stock upon settlement of his or her New Awards. All other terms and conditions of the New Awards issued in the exchange program will be substantially the same as those that apply generally to new grants of restricted stock units under the Cascade Microtech 2000 Plan or the applicable stock incentive plan.

Q12	Are there conditions to the Offer?

A12	Yes. The Offer is subject to a number of conditions, including the conditions described under the caption “The Offer” in Section 6, Conditions of the Offer, which you should read carefully. However, the Offer is not conditioned on a minimum number of Eligible Employees accepting the Offer or a minimum number of Eligible Options being exchanged.

Q13	Are there any eligibility requirements I must satisfy in order to receive the New Awards? What happens if my employment terminates during the Offer?

A13	In order to receive New Awards, you must be employed by us (including employees on a leave of absence) as of the Commencement Date and you must remain continuously employed by us or be on a leave of absence protected by statute through the Expiration Time and the date the New Awards are granted. Current members of our Board of Directors, our executive officers and persons employed by us outside the United States are not eligible to participate in the Offer. If your employment with us terminates for any reason after you tender your Eligible Options but prior to the date the New Awards are granted in exchange for the Eligible Options you tendered, you will not be permitted to exchange your Eligible Options, and your election to tender your Eligible Options will be disregarded. In that case, you will continue to hold your Eligible Options subject to their existing terms (including, without limitation, the vesting provisions of your option and any applicable period following termination of employment in which you must exercise your option). If the options that you tendered for exchange have exercise prices less than $7.00 per share, they are not eligible to be exchanged in the Offer.

The Offer is not a promise of continued employment for any length of time. If you are an employee residing in the United States, then your employment is “at-will” and the Offer does not change the “at-will” nature of your employment. Your employment may be terminated by us or by you at any time, including prior to the Expiration Time, the date the New Awards are granted or the date the New Awards are fully vested, for any reason, with or without cause.

Q14	Are employees who tender their Eligible Options and are on a leave of absence on the date the New Awards are granted eligible to participate?

A14	If you tender your Eligible Options and they are cancelled in the Offer and, on the date New Awards are granted, you are on a leave of absence protected by statute, then you will be entitled to receive restricted stock units on the date New Awards are granted. If, however, on the date New Awards are granted you are on a leave that is not protected by statute, then the restricted stock units will be issued on the date, if any, that you return to regular employment with us.

Q15	How should I decide whether or not to participate?

A15	We understand that this will be a challenging decision for everyone. The Offer does carry considerable risk, and there are no guarantees regarding our future stock performance. We recommend that you evaluate current market quotes for our common stock and consider the terms and conditions of the Offer as well as the risks and uncertainties discussed under the caption “Risks of Participating in the Offer,” among other factors, before deciding whether to elect to exchange your Eligible Options. However, the decision to participate must be your personal decision, and it will depend largely on your assumptions about the future overall economic environment, the performance of The NASDAQ Global Market, our own stock price and our business and your desire and ability to remain our employee until the Expiration Time and the date the New Awards become vested. (see also Question & Answer 8) We cannot and will not advise you on the decision to participate in the Offer, and we have not authorized anyone to make any recommendation on our behalf as to your decision.

Q16	How does the Offer work?

A16	On or before the Expiration Time (which we currently expect to be 5:00 Pacific Time on February 27, 2009), you may decide to exchange your Eligible Options for New Awards by following the procedures described in this Offer to Exchange and in the Election Form.

Q17	What if my Eligible Options are not currently vested? Can I exchange them?

A17	Yes. Your Eligible Options do not need to be vested in order for you to exchange them in the Offer.

Q18	If I elect to exchange my Eligible Options, do I have to exchange all of my Eligible Options or can I just exchange some of them?

A18	You may exchange some of your Eligible Options and retain the remaining Eligible Options you hold. However, if you elect to exchange, you must surrender all Eligible Options held by you that have the same grant number (i.e., the same grant date and exercise price); you cannot exchange part of the Eligible Options with the same grant number and keep the balance.

Q19	Can I exchange the remaining portion of an Eligible Option that I have partially exercised?

A19	Yes. If you have exercised an Eligible Option in part, the remaining unexercised portion of that Eligible Option is outstanding and may be tendered for exchange pursuant to the Offer. Options for which you have properly submitted an exercise notice prior to the date the Offer expires will be considered exercised to that extent, whether or not you have received confirmation of exercise for the shares purchased.

Q20	Will I be required to give up all of my rights under the cancelled Eligible Options?

A20	Yes. Once we have accepted your exchanged Eligible Options, they will be cancelled and you will no longer have any rights thereunder. We intend to cancel all exchanged Eligible Options effective shortly after the Expiration Time. (See Section 6, Conditions of the Offer, under the caption “The Offer”).

Q21	Will the terms and conditions of my New Awards be the same as my exchanged Eligible Options?

A21	No. Restricted stock units are a different type of award than stock options, and so the terms and conditions of your New Awards will necessarily be different from your Eligible Options. Your New Awards will be granted under the Cascade Microtech 2000 Plan and will be subject to a restricted stock unit agreement between you and the Company. In order to receive a New Award, you will be required to enter into a restricted stock unit agreement with the Company. As described above, your New Award will be subject to a four year vesting schedule commencing on the date the New Award is granted, regardless of whether the Eligible Option you tendered in exchange for the New Award was vested or unvested. Any New Awards you hold that remain unvested at the time your employment with us terminates for any reason will be cancelled as of the termination date. (See Questions & Answers 10 and 11).

Q22	Will I have to pay taxes if I participate in the Offer?

A22	If you participate in this Offer, you should not recognize any income for U.S. federal tax purposes or be subject to income tax withholding upon receipt of your New Awards. However, in connection with the issuance of shares on the date or dates when your New Awards vest, you will generally recognize income equal to the value of the shares received, and we will generally have a corresponding deduction at the time you recognize income. When shares are delivered to you under your New Awards, you must make adequate provision for any sums required to satisfy applicable federal, state, local and foreign tax withholding obligations. We may elect to deduct from the shares of common stock that would otherwise be issued in settlement of New Awards the appropriate number of whole shares, valued at their then fair market value, to satisfy our tax withholding obligations at the applicable minimum statutory withholding rate. Alternatively, we may require you to satisfy the applicable tax withholding requirements through payroll withholding or otherwise. You may also have taxable income when you sell the shares delivered to you under your New Awards. (See Section 13, Material U.S. Federal Income Tax Consequences, under the caption “The Offer”).

The foregoing summary of the U.S. federal income tax consequences of the option exchange program under current law is not intended to be exhaustive and, among other considerations, does not describe state or local tax consequences. You should consult with your own tax advisor to determine the personal tax consequences to you of participating in the Offer. If you are a tax resident of or subject to the tax laws in more than one country, you should be aware that there might be additional tax and social insurance consequences in more than one country that may apply to you.

Q23	What if my employment is terminated prior to the Expiration Time?

A23	If you elect to exchange Eligible Options, your election will be irrevocable as of the Expiration Time. Therefore, if your employment with us terminates for any reason, including voluntary resignation, retirement, involuntary termination, layoff, death or disability, after you tender your Eligible Options but prior to the Expiration Time, you are not eligible to participate in the Offer, and your election to tender your Eligible Options will be disregarded. In that case, you will continue to hold your Eligible Options subject to their existing terms (including, without limitation, the vesting provisions of your option and any applicable period following termination of employment in which you must exercise your option).

The Offer is not a promise of continued employment for any length of time. If you are an employee residing in the United States, then your employment is “at-will” and the Offer does not change the “at-will” nature of your employment. Your employment may be terminated by us or by you at any time, including prior to the Expiration Time, the date the New Awards are granted or the date the New Awards are fully vested, for any reason, with or without cause.

Q24	What if my employment is terminated after the Expiration Time and before the date that my Eligible Options are cancelled and the New Award is granted?

A24	If your employment with us terminates for any reason, including voluntary resignation, retirement, involuntary termination, layoff, death or disability, following the Expiration Time and prior to the date the New Awards are granted in exchange for Eligible Options you tender in the Offer and such Eligible Options are cancelled, you will not be permitted to exchange your Eligible Options, and your election to tender your Eligible Options will be disregarded. In that case, you will continue to hold your Eligible Options subject to their existing terms (including, without limitation, the vesting provisions of your option and any applicable period following termination of employment in which you must exercise your option).

Q25	What do I need to do to exchange my Eligible Options?

A25	To exchange your Eligible Options, you must complete and submit the Election Form to the Exchange Administrator via hand delivery or facsimile to (503) 601-1414 by the Expiration Time, which is expected to be 5:00 p.m., U.S. Pacific Standard Time, on February 27, 2009. The Exchange Form must be actually received by the Exchange Administrator by the Expiration Time in order for your election to be effective. If you are an employee on a leave of absence as of the Commencement Date, the Exchange Administrator will mail to you an Election Form and Notice of Withdrawal. Delivery will be deemed made only when actually received by the Exchange Administrator via the methods of delivery described above. No late deliveries will be accepted. We may reject any Eligible Options if we determine the Election Form is not properly completed or to the extent that we determine it would be unlawful to accept the Eligible Options.

The delivery of election and withdrawal forms is at your risk. Cascade Microtech intends to confirm the receipt of your election form and/or any withdrawal form by email within two U.S. business days. If you have not received an email confirmation that Cascade Microtech has received your response, we recommend that you confirm that we have received your election form and/or any withdrawal form. If you need to confirm receipt after two U.S. business days have elapsed, you may contact the Exchange

Administrator at steven.sipowicz@cmicro.com. Responses may only be submitted via hand delivery or facsimile to (503) 601-1414. Responses submitted by any other means, including email, United States mail (or other post) and Federal Express (or similar delivery service), are not permitted.

Q26	What is the deadline to elect to participate in the Offer?

A26	You must deliver your Election Form to the Exchange Administrator via hand delivery or facsimile to (503) 601-1414 by the Expiration Time, which is expected to be 5:00 p.m., U.S. Pacific Standard Time, on February 27, 2009. This is a one-time offer, and we will strictly enforce the election period. Although we do not currently intend to do so, we may, in our discretion, extend the Offer at any time. If we extend the Offer, we will announce the extension by press release and email no later than 6:00 a.m., U.S. Pacific Time, on the next business day following the scheduled or announced Expiration Time.

Q27	Can I change my election? How often?

A27	Yes. You can change your election at any time by either delivering a Notice of Withdrawal or re-delivering an Election Form following the delivery of a Notice of Withdrawal, each to the Exchange Administrator via hand delivery or facsimile to (503) 601-1414 prior to the Expiration Time. There is no limit to the number of times you can change your election prior to the Expiration Time. However, the last Notice of Withdrawal or Election Form you deliver prior to the Expiration Time in accordance with the procedures outlined above will determine your election decision.

Q28	What will happen if I don’t turn in my form by the deadline?

A28	If you do not submit an effective Election Form prior to the Expiration Time, you cannot participate in the Offer. The delivery of election and withdrawal forms is at your risk. Delivery will be deemed made only when actually received by Cascade Microtech via the methods of delivery described above. No late deliveries will be accepted.

Q29	Will I receive a confirmation of my election?

A29	Yes. After you deliver an Election Form, the Exchange Administrator intends to confirm by email within two U.S. business days, indicating that we have received your Election Form and stating where you can find information regarding the New Awards that you are eligible to receive pursuant to the Offer. Similarly, after you deliver a Notice of Withdrawal, the Exchange Administrator intends to confirm the receipt of any withdrawal form by email within two U.S. business days. You should print these email confirmations and keep them with your records. If you have not received an email confirmation that Cascade Microtech has received your response, we recommend that you confirm that we have received your election form and/or any withdrawal form. If you need to confirm receipt after two U.S. business days have elapsed, you may contact the Exchange Administrator at steven.sipowicz@cmicro.com.

Q30	What if I don’t accept the Offer?

A30	The Offer is completely voluntary. You do not have to participate, and there are no penalties for electing not to participate in the Offer.

Q31	Where do I go if I have additional questions about the Offer?

A31	Please direct your questions to the Exchange Administrator, at (503) 601-1000 or steven.sipowicz@cmicro.com.

RISKS OF PARTICIPATING IN THE OFFER

Participating in the Offer involves a number of risks, including those described below. This list and the risk factors under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2007, and in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2008, filed with the SEC highlight the material risks relating to the Company. You should carefully consider these risks and are encouraged to speak with an investment and tax advisor as necessary before deciding whether or not to participate in the Offer. In addition, we strongly urge you to read the sections in this Offer to Exchange discussing the U.S. federal tax consequences of participating in the Offer, as well as the rest of this Offer to Exchange, for a more in-depth discussion of the risks that may apply to you before deciding to participate in the Offer.

Economic Risks

If the price of our common stock increases after the date on which your Eligible Options are cancelled, your cancelled Eligible Options might have been worth more than the New Awards that you receive in exchange for them.

For example, if you exchange an Eligible Option covering 1,000 shares with an exercise price of $10.00 per share, you would receive a New Award of 200 restricted stock units (i.e., 1,000 divided by the exchange ratio of 5-to-1 applicable to the Eligible Option, rounded to the nearest whole share). Assume, for illustrative purposes only, that four years after the New Award grant date the fair market value of our common stock had increased to $20.00 per share. Under this example, if you had kept your exchanged Eligible Option, exercised it, and sold the underlying shares at $20.00 per share, you would have realized a pre-tax gain of $10,000, but if you exchanged your Eligible Option and sold the shares subject to the New Award of 200 restricted stock units for $20.00 per share, you would only realize a pre-tax gain of $4,000.

Once you have tendered your Eligible Option and we have accepted it for exchange, there will be no way to return your surrendered Eligible Option to you even if the fair market value of our common stock on the New Award grant date does exceed the exercise price of your surrendered Eligible Option.

Any New Award you receive in the Offer will be completely unvested at the time it is granted, regardless of the extent to which the corresponding Eligible Option was vested upon surrender. This means that you might be vested in fewer shares under your New Award and that if your employment with us terminates during that new vesting period, or if the New Award otherwise terminates under certain circumstances prior to your being fully vested in it, you might have been better off if you had continued holding the Eligible Option rather than exchanging it for a New Award.

The New Awards will vest in equal annual installments over four years measured from the date of grant, regardless of the extent to which the corresponding Eligible Options were vested upon surrender. This means that you will be required to remain employed with us for four years after the date on which your New Award is granted in order to be fully vested in the New Award. If your employment with us terminates for any reason during the four years following the New Award grant date, you will forfeit the unvested portion of your New Award at the time your employment with us terminates.

You should carefully consider the relative benefit to you of the extent to which your Eligible Options have already vested, compared to the benefit of a New Award with a vesting period of four years. If our stock price increases in the future to a value above the exercise price of an Eligible Option you surrendered in the Offer, you may have been better off retaining the Eligible Option with its higher price and current vesting schedule rather than having tendered it for the New Award with a new vesting schedule.

The Offer is not a promise of continued employment for any length of time. If you are an employee residing in the United States, then your employment is “at-will” and the Offer does not change the “at-will” nature of your employment. Your employment may be terminated by us or by you at any time, including prior to the Expiration Time, the date the New Awards are granted or the date the New Awards are fully vested, for any reason, with or without cause.

If we are acquired by or merge with another company, your cancelled Eligible Options might have been worth more than the New Awards that you receive in exchange for them.

A transaction involving us, such as a merger or other acquisition, could have a substantial effect on our stock price, including significantly increasing the price of our common stock. Depending on the structure and terms of this type of transaction, Eligible Employees who elect to exchange their Eligible Options in the Offer might be deprived of the benefit of the appreciation in the price of our common stock resulting from the merger or acquisition. This could result in a greater financial benefit for those Eligible Employees who did not participate in the Offer and retained their Eligible Options.

Tax-Related Risks

We believe that the exchange of Eligible Options for New Awards pursuant to the Offer should be treated as a non-taxable exchange and neither we nor any of our employees should recognize any income for U.S. federal income tax purposes upon the surrender of Eligible Options and the grant of New Awards.

If you participate in this Offer, you should not recognize any income or be subject to income tax withholding upon the cancellation of your Eligible Options and receipt of your New Awards. However, in connection with the issuance of shares on the date or dates when your New Awards vest, you will generally recognize income equal to the value of the shares received, and we will generally have a corresponding deduction at the time you recognize income. When shares are delivered to you under your New Awards, you must make adequate provision for any sums required to satisfy applicable federal, state, local and foreign tax withholding obligations. We may elect to deduct from the shares of common stock that would otherwise be issued in settlement of New Awards the appropriate number of whole shares, valued at their then fair market value, to satisfy our tax withholding obligations at the applicable minimum statutory withholding rate. Alternatively, we may require you to satisfy the applicable tax withholding requirements through payroll withholding or otherwise. Unless the foregoing tax withholding obligations are satisfied, we have no obligation to deliver any shares to you under your New Awards. You may also have taxable income when you sell the shares delivered to you under your New Awards.

Business-Related Risks

In addition to the risks discussed above, you should carefully review the risk factors contained in our Annual Report on Form 10-K for the year ended December 31, 2007, filed with the SEC on March 17, 2008, and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2008, filed with the SEC on November 10, 2008, as well as the information provided in this Offer to Exchange and the other materials that we have filed with the SEC, before making a decision on whether or not to tender your Eligible Options. These documents are available free of charge (i) at the SEC’s website at http://www.sec.gov, (ii) by directing a written request to: Cascade Microtech, Inc., Attention: Investor Relations, 2430 NW 206th Avenue, Beaverton OR 97006, or (iii) by contacting the Company directly at (503) 601-1100. See Section 17, Additional Information, for more information regarding reports we file with the SEC and how to obtain copies of or otherwise review these reports.

THE OFFER

1.	ELIGIBLE EMPLOYEES; ELIGIBLE OPTIONS; EXPIRATION TIME.

We are offering to exchange Eligible Options held by persons who, as of the commencement of the Offer, are employed by us in the United States (the “Eligible Employees”) for restricted stock unit awards (the “New Awards”). Current members of our Board of Directors, our executive officers and persons employed by us outside the United States will not be eligible to participate in the Offer. As of January 28, 2009, Eligible Options were held by approximately 130 Eligible Employees.

Eligible Options are all outstanding options that were granted under the Cascade Microtech, Inc. 1993 Stock Incentive Plan and the Cascade Microtech, Inc. 2000 Stock Incentive Plan (the “Company Plans”) that have exercise prices equal to or greater than $7.00 per share of common stock. As of January 28, 2009, options covering approximately 1,008,000 shares of our common stock were outstanding under all of our equity incentive plans with a weighted average exercise price of $10.22 per share and a weighted average remaining term of 5.2 years. Of these outstanding options, options to purchase approximately 305,000 shares of common stock having exercise prices equal to or greater than $7.00 are held by Eligible Employees and would be eligible for exchange in the Offer.

Your participation in the Offer is voluntary. If you are an Eligible Employee who wishes to participate in the Offer, you must surrender for exchange all Eligible Options held by you that have the same grant number (i.e., the same grant date and exercise price); you cannot exchange part of the Eligible Options with the same grant number and keep the balance. The Offer is subject to the terms and conditions described in Section 6, Conditions of the Offer of this Offer to Exchange, as it may be amended from time to time. We will only accept Eligible Options that are properly exchanged and not validly withdrawn in accordance with Section 5, Acceptance of Eligible Options for Exchange and Cancellation and Issuance of New Awards, before the Offer expires on the Expiration Time.

The ratio of shares subject to Eligible Options cancelled to New Awards issued is 5-to-1. The exchange ratio is intended to result in the issuance of New Awards in the Offer with a fair value that approximates the fair value of the Eligible Options surrendered in the Offer. We calculated the fair value of the Eligible Options using the Black Scholes valuation model. We then established the exchange ratio based on the average fair value of the Eligible Options as compared to the assumed fair market value of one share of our common stock underlying a restricted stock unit to be issued in the Offer. We assumed a fair market value of $3.00 per share with respect to each restricted stock unit to be issued in the Offer, which is based on the average market price of the shares for the last ten business days.

Each restricted stock unit issued in the Offer will represent a contingent right to receive one share of our common stock on a specified future date when the restricted stock unit vests. The New Awards generally will vest, subject to the participating Eligible Employee’s continued employment with us, in four annual installments on the first, second, third and fourth anniversaries of the date the New Awards are issued, which is expected to be shortly after the Expiration Time. If you exchange your Eligible Options, then your New Awards will be granted under the Cascade Microtech 2000 Plan.

If your employment with us terminates for any reason after you tender your Eligible Options but prior to the date the New Awards are granted in exchange for the Eligible Options you tendered, you will not be permitted to exchange your Eligible Options, and your election to tender your Eligible Options will be disregarded. In that case, you will continue to hold your Eligible Options subject to their existing terms (including, without limitation, the vesting provisions of your option and any applicable period following termination of employment in which you must exercise your option). If the options that you tendered for exchange have exercise prices less than $7.00 per share, they are not eligible to be exchanged in the Offer.

The Offer is not a promise of continued employment for any length of time. If you are an employee residing in the United States, then your employment is “at-will” and the Offer does not change the “at-will” nature of your employment. Your employment may be terminated by us or by you at any time, including prior to the Expiration Time, the date the New Awards are granted or the date the New Awards are fully vested, for any reason, with or without cause.

The Expiration Time of the Offer is currently 5:00 p.m. U.S. Pacific Time on February 27, 2009, but we may extend the Expiration Time of the Offer to a later time and/or date. If we extend the Offer, the term Expiration Time will refer to the latest time and date at which the Offer expires. See Section 14, Extension of the Offer; Termination; Amendment, for a description of our rights to extend, delay, terminate and amend the Offer.

We will publish a notice by press release and email if we decide to amend the Offer and take any of the following actions: (i) increase or decrease what we will give you in exchange for your Eligible Options, (ii) increase or decrease the number of Eligible Options that can be exchanged in the Offer, (iii) adjust the exchange ratio to reflect any stock dividends, stock splits and similar changes in capitalization that may occur before the Expiration Time, or (iv) extend or terminate the Offer (although no such events are currently contemplated).

If the Offer is scheduled to expire within ten (10) business days from the date we notify you of such an amendment, we also intend to extend the Offer for a period of ten (10) business days after the date the notice is published. A business day means any day other than a Saturday, Sunday or U.S. federal holiday and consists of the time period from 12:00 a.m. through 11:59 p.m.

2.	PURPOSE OF THE OFFER.

Historically, we have granted stock options to our employees. Each stock option award specifies the exercise price that the employee must pay to purchase shares of Common Stock when the option is exercised. The exercise price per share is set in accordance with the terms of the applicable equity incentive plan under which the option is granted, and which typically is the closing market price of a share of our Common Stock on the date the option is granted. Thus, an employee receives value only if he or she exercises an option and later sells the purchased shares at a price that exceeds the option’s exercise price.

Like many technology companies, our stock price has experienced significant volatility during the last several years. Consequently, many of our employees hold options with exercise prices significantly higher than the current market price of our common stock. As of January 28, 2009, Eligible Employees held options for approximately 305,000 shares with exercise prices equal to or greater than $7.00 per share, while the closing price of our common stock on The NASDAQ Global Market on January 28, 2009 was $3.10 per share. The $7.00 threshold for options eligible to participate in the Offer is intended to ensure that only outstanding stock options that are significantly “out of the money” are eligible for the Offer. We believe that these “out of the money” options are no longer effective as performance and retention incentives, and that to enhance long-term shareholder value we need to maintain competitive employee compensation and incentive programs. An equity stake in our success is a critical component of these programs. We believe the Offer will provide us with an opportunity to restore to eligible employees a meaningful opportunity to participate economically in our future growth and success. By offering restricted stock units that are subject to vesting requirements, we believe the Offer will offer a meaningful retention incentive for Eligible Employees to remain with us.

In addition, many of the Eligible Options have been out of the money for an extended period of time and, therefore, have not been exercised. As a result, we have developed a significant stock option “overhang” consisting of options which we believe are not serving their intended purpose of incentivizing employees. Eligible Options subject to the Cascade Microtech Plans surrendered in the Offer will be returned to the Cascade Microtech Plans under which they were originally issued. Assuming that 100% of Eligible Employees participate in the Offer, Eligible Options covering approximately 305,000 shares as of January 28, 2009 would be surrendered and cancelled, while New Awards covering approximately 61,000 shares would be issued, resulting in a net reduction of approximately 244,000 shares subject to outstanding awards. The actual reduction in our overhang that results from the Offer could differ materially from the example in the preceding sentence and is dependent on a number of factors, including the actual level of Eligible Employee participation in the Offer. As of January 28, 2009, options for approximately 703,000 shares of our common stock that were ineligible for the exchange program were outstanding under all of our equity incentive plans with a weighted average exercise price of $10.70 per share and a weighted average remaining term of 5.8 years.

We believe that the Offer will permit us:

•	to provide the incentives to our employees that were intended when the options were initially granted;

•	to meaningfully reduce the number of our shares that are subject to outstanding options that have high exercise prices and may be viewed by our shareholders as potentially dilutive; and

•

to create additional retention incentives for our employees who participate in the Offer by issuing them New Awards that will vest over a period of four years following such issuance and that will have value regardless of stock price volatility.

In designing the terms of the Offer and recommending its approval by our Board of Directors, our Compensation Committee took into account its philosophy of shifting from the exclusive use of stock options to using a mix of stock options and other equity-based incentives, such as restricted stock units, to provide long-term equity incentives to our employees. By granting replacement awards consisting of restricted stock units rather than new, at-the-money stock options, our Compensation Committee seeks to strengthen our equity-based retention incentives, while further aligning our existing equity compensation programs with our compensation philosophy.

Except as otherwise disclosed in this Offer to Exchange or in our filings with the SEC, we presently have no plans, proposals or negotiations that relate to or would result in:

(a)	any extraordinary transaction, such as a merger, reorganization or liquidation, involving us;

(b)	any purchase, sale or transfer of a material amount of our assets;

(c)	any material change in our present dividend rate or policy, or our indebtedness or capitalization;

(d)	any change in our present Board of Directors or management, including, but not limited to, any plans or proposals to change the number or the term of directors or to fill any existing vacancies on the board or to change any material term of the employment contract of any executive officer, except as described below;

(e)	any other material change in our corporate structure or business;

(f)	our common stock to be delisted from The NASDAQ Global Market;

(g)	our common stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act of 1934, as amended;

(h)	the suspension of our obligation to file reports pursuant to Section 15(d) of the Securities Exchange Act of 1934, as amended;

(i)	the acquisition by any person of a material additional amount of our securities, or the disposition of a material amount of our securities; or

(j)	any change in our certificate of incorporation or bylaws or other actions that could impede the acquisition of control of us.

In the ordinary course of business, from time to time, we evaluate acquisition opportunities. At the present time, we are reviewing a number of opportunities. These transactions may be announced or completed in the ordinary course of business during the pendency of the Offer, but there can be no assurance that an opportunity will be available to us or that we will choose to take advantage of an opportunity.

Neither we nor our Board of Directors makes any recommendation as to whether you should exchange your Eligible Options, nor have we authorized any person to make any such recommendation. You are urged to evaluate carefully all of the information in this Offer to Exchange and to consult your own legal, investment and/or tax advisors. You must make your own decision whether to exchange your Eligible Options.

3.	PROCEDURES.

Making Your Election. To make your election to accept or reject the Offer, you must make your election and submit the Election Form in accordance with its instructions to the Exchange Administrator via hand delivery or facsimile to (503) 601-1414 before the Expiration Time. The Election Form is included herewith and a copy can be obtained from the Exchange Administrator at (503) 601-1000 or steven.sipowicz@cmicro.com. You do not need to return your stock option agreements for your Eligible Options to effectively elect to accept the Offer as they will be automatically cancelled if we accept your Eligible Options for exchange. You will be required to return your stock option agreements only upon our request.

The delivery of the Election Form and any other required documents are at the sole risk of the Eligible Employee exchanging the Eligible Options. Delivery will be deemed made only when actually received by the Exchange Administrator. No late deliveries will be accepted.

Determination of Validity; Rejection of Eligible Options; Waiver of Defects; No Obligation to Give Notice of Defects. We will determine, in our discretion, all questions as to the number of shares subject to Eligible Options and the validity, form, eligibility (including time of receipt) and acceptance of any Election Form. Neither we nor any other person is obligated to give notice of any defects or irregularities in any Election Form or otherwise in the exchange of any Eligible Options, and no one will be liable for failing to give such notice. Our determination of these matters will be final and binding on all parties. We may reject any Election Form or Eligible Option that is exchanged to the extent that we determine it was not properly executed or delivered or to the extent that we determine it is unlawful to accept the Eligible Option that is exchanged. We may waive any of the conditions of the Offer or any defect or irregularity in any Election Form with respect to any particular Eligible Options or any particular Eligible Employee. No Eligible Options will be accepted for exchange until all defects or irregularities have been cured by the Eligible Employee exchanging the Eligible Options, or waived by us, prior to the Expiration Time. We will not accept any alternative, conditional or contingent exchanges.

Our Acceptance Constitutes an Agreement. If you elect to exchange your Eligible Options and you exchange your Eligible Options according to the procedures described above, you will have accepted the Offer. Our acceptance of Eligible Options that are properly exchanged will form a binding agreement between us and you on the terms and subject to the conditions of the Offer. (See Section 6, Conditions of the Offer)

Subject to our rights to extend, terminate and amend the Offer, we currently expect that we will accept on or promptly after the Expiration Time of the Offer all Eligible Options that are properly submitted to be exchanged and have not been validly withdrawn.

4.	CHANGE IN ELECTION.

You may only change your election by following the procedures described in this Section 4. You may change your election at any time before the Expiration Time.

To withdraw your election regarding Eligible Options you previously elected to exchange, you must deliver a signed and dated Notice of Withdrawal in accordance with its instructions to the Exchange Administrator via hand delivery or facsimile to (503) 601-1414, before the Expiration Time. The Notice of Withdrawal is included herewith and a copy can be obtained from the Exchange Administrator at (503) 601-1000 or steven.sipowicz@cmicro.com. To change your mind and re-accept the Offer following your delivery of a signed and dated Notice of Withdrawal, you must deliver a signed and dated new Election Form as described in Section 3, Procedures. You must indicate on the new Election Form that it replaces a previously submitted Notice of Withdrawal in the check box provided on the form. Upon the receipt of the new Election Form, the previously submitted Notice of Withdrawal will be disregarded and will be considered replaced in full by the new Election Form. The last Notice of Withdrawal or Election Form delivered by you as described above prior to the Expiration Time will be treated as your final election with respect to the Offer.

The delivery of Election Forms, Notices of Withdrawal and any other required documents are at the sole risk of the option holder. Delivery will be deemed made only when actually received by the Exchange Administrator. No late deliveries will be accepted.

5.	ACCEPTANCE OF ELIGIBLE OPTIONS FOR EXCHANGE AND CANCELLATION AND ISSUANCE OF NEW AWARDS.

On the terms and subject to the conditions of the Offer, we currently expect that promptly after the Expiration Time, we will accept for exchange and cancel all Eligible Options properly exchanged and not validly withdrawn before the Expiration Time in accordance with the Offer. The New Awards are expected to be granted shortly after the Expiration Time.

The ratio of shares subject to Eligible Options cancelled to shares subject to New Awards issued is 5-to-1. Our intent is to establish an exchange ratio that will result in the issuance of New Awards in the Offer with a fair value that approximates the fair value of the Eligible Options surrendered in the Offer. We calculated the fair value of the Eligible Options using the Black Scholes valuation model. We then established the exchange ratio based on the average fair value of the Eligible Options as compared to the assumed fair market value of one share of our common stock underlying a restricted stock unit to be issued in the Offer. We assumed a fair market value of $3.00 per share with respect to each restricted stock unit to be issued in the Offer.

A listing of all of your Eligible Options is included in the Stock Option Planning Summary and a copy can be obtained by contacting the Exchange Administrator at steven.sipowicz@cmicro.com or (503) 601-1000 and requesting a Stock Option Planning Summary. If you are an employee of ours (including an employee on a leave of absence) as of the Expiration Time but are not employed continuously by us (including on a leave of absence) through the date the New Awards are granted in exchange for Eligible Options you tender in the Offer, you will not be permitted to exchange your Eligible Options and will continue to hold those Eligible Options subject to their existing terms.

We will notify you as promptly as practicable after the Expiration Time if we reject your election to exchange your Eligible Options. After you deliver an Election Form you will receive an email confirmation that will confirm your election and state where you can find information regarding the number of restricted stock units that we will grant to you. Similarly, after you deliver a Notice of Withdrawal, you will receive an email confirmation that will confirm your election to withdraw your Eligible Options from the Offer.

6.	CONDITIONS OF THE OFFER.

We will not be required to accept any Eligible Option that you elect to exchange, and we may terminate or amend the Offer, or postpone our acceptance and cancellation of any Eligible Option that you elect to exchange, in each case at any time on or before the Expiration Time, if we determine that any event has occurred and, in our reasonable judgment, such event makes it inadvisable for us to proceed with the Offer or to accept and cancel Eligible Options that you elect to exchange, including:

•	any change or changes in the applicable accounting rules that cause the Offer to subject us to adverse accounting treatment;

•

any action or proceeding by any government agency, authority or tribunal or any other person, domestic or foreign, is threatened or pending before any court, authority, agency or tribunal that directly or indirectly challenges the making of the Offer, the acquisition of some or all of the Eligible Options, the issuance of New Awards, or otherwise relates to the Offer or that, in our reasonable judgment, could materially and adversely affect our business, condition (financial or otherwise), income, operations or prospects or materially impair the benefits we believe we will receive from the Offer; any action is threatened, pending or taken, or any approval is withheld, by any court or any authority, agency, tribunal or any person that, in our reasonable judgment, would or might directly or indirectly:

(a)	make it illegal for us to accept some or all of the Eligible Options or to issue some or all of the New Awards, otherwise restrict or prohibit consummation of the Offer or otherwise relate to the Offer;

(b)	delay or restrict our ability, or render us unable, to accept the Eligible Options for exchange and cancellation or to issue New Awards for some or all of the exchanged Eligible Options;

(c)	materially impair the benefits we believe we will receive from the Offer; or

(d)	materially and adversely affect our business, condition (financial or other), income, operations or prospects;

•	there is:

(a)	any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market; or

(b)	the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;

•	another person publicly makes or proposes a tender or exchange offer for some or all of our common stock, or an offer to merge with or acquire us, or we learn that:

(a)	any person, entity or group, within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, has acquired or proposes to acquire beneficial ownership of more than 5% of the outstanding shares of our common stock, or any new group shall have been formed that beneficially owns more than 5% of the outstanding shares of our common stock, other than any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC on or before the Expiration Time;

(b)	any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC on or before the Expiration Time has acquired or proposed to acquire beneficial ownership of an additional 1% or more of the outstanding shares of our common stock; or

(c)	any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 or made a public announcement that it intends to acquire us or any of our assets or securities; and

•	any change or changes occur in our business, condition (financial or other), assets, income, operations, prospects or stock ownership that, in our reasonable judgment, is or may be material to us.

The conditions to the Offer are for our benefit. We may assert them in our discretion before the Expiration Time and we may waive them at any time and from time to time, whether or not we waive any other condition to the Offer.

Our failure to exercise any of these rights is not a waiver of any of these rights. The waiver of any of these rights with respect to particular facts and circumstances is not a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described in this Section 6 will be final and binding upon everyone.

If your employment with us terminates for any reason after you tender your Eligible Options but prior to the date the New Awards are issued in exchange for the Eligible Options you tender, you will not be eligible to participate in the Offer, and your election to tender your Eligible Options will be disregarded. In that case, you will continue to hold your Eligible Options subject to their existing terms (including, without limitation, the vesting provisions of your option and any applicable period following termination of employment in which you must exercise your option).

7.	PRICE RANGE OF COMMON STOCK.

The Eligible Options subject to the Offer are not publicly traded. However, upon exercise of an Eligible Option, the option holder becomes a holder of our common stock. Our common stock is quoted on The NASDAQ Global Market under the symbol “CSCD.” The following table shows, for the periods indicated, the high and low sales prices per share of our common stock as reported on The NASDAQ Global Market.

Quarter Ended	High	Low
2009
First quarter (through January 28, 2009)	$3.86	$1.84

2008
Fourth quarter	$4.15	$1.90
Third quarter	$6.52	$3.90
Second quarter	$8.25	$7.21
First quarter	$9.87	$7.36

2007
Fourth quarter	$10.19	$8.40
Third quarter	$11.90	$9.85
Second quarter	$14.40	$11.92
First quarter	$14.54	$13.10

On January 28, 2009, the closing price of our common stock as reported by The NASDAQ Global Market was $3.10. We recommend that you obtain current market quotations for our common stock before deciding whether to elect to exchange your Eligible Options.

8.	EXCHANGE RATIO.

The exchange ratio for Eligible Options is 5-to-1. For example, if an Eligible Employee holds an Eligible Option to purchase 1,000 shares of our common stock at an exercise price of $10.00 per share, he or she would be entitled to exchange that option for 200 restricted stock units (i.e., 1,000 divided by 5 (the exchange ratio applicable to the Eligible Option) rounded to the nearest whole share).

9.	SOURCE AND AMOUNT OF CONSIDERATION; TERMS OF NEW AWARDS.

Each restricted stock unit issued in the Offer will represent a contingent right to receive one share of our common stock on a specified future date when such restricted stock unit vests. The New Awards will vest, subject to the participating Eligible Employee’s continued employment with us, in four annual installments on the first, second, third and fourth anniversaries of the date the New Awards are issued, which is expected to be shortly after the Expiration Time. Any New Awards held by a participating Eligible Employee that remain unvested at the time his or her employment with us terminates for any reason will be cancelled as of the termination date.

New Awards issued in the Offer will be granted pursuant to the Cascade Microtech 2000 Plan. As of January 28, 2009, there were approximately 579,000 shares available for grant under the Company Plans. Assuming that 100% of Eligible Employees participate in the Offer, Eligible Options covering approximately 305,000 shares as of January 28, 2009 would be surrendered and cancelled, while New Awards covering approximately 61,000 shares would be issued, resulting in a net reduction of approximately 244,000 shares subject to outstanding awards. As of January 28, 2009, there were approximately 13,100,000 shares of our common stock outstanding. The New Awards would represent less than 1% of the total shares of our common stock outstanding as of January 28, 2009.

Each restricted stock unit represents a contingent right to receive one share of our common stock on the date on which the restricted stock unit vests. A participating Eligible Employee is not required to pay any monetary consideration to receive shares of our common stock upon settlement of his or her New Awards. All other terms and conditions of the New Awards issued in the Offer will be substantially the same as those that apply generally to restricted stock units granted under the Cascade Microtech 2000 Plan or the applicable stock option plan.

10.	INTERESTS OF DIRECTORS AND EXECUTIVE OFFICERS; TRANSACTIONS AND ARRANGEMENTS INVOLVING THE ELIGIBLE OPTIONS.

A list of our directors and executive officers is attached to this Offer to Exchange as Schedule A, Information About Our Directors and Executive Officers. As of the close of business on January 28, 2009, our directors and executive officers (11 persons) as a group held options outstanding to purchase a total of 485,000 shares of our common stock. This covered approximately 48% of the shares subject to all options outstanding as of the same date. Current members of our Board of Directors and our executive officers will not be eligible to participate in the Offer, and therefore none of them beneficially owns Eligible Options.

During the past sixty (60) days, we have not issued any Eligible Options and no Eligible Options have been exercised. Neither we, nor, to the best or our knowledge, any member of our Board of Directors or any of our executive officers, engaged in transactions involving Eligible Options during the past sixty (60) days.

Except as otherwise described in this Offer to Exchange or in our filings with the SEC, including our Annual Report on Form 10-K for the year ended December 31, 2007, and our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2008, June 30, 2008 and September 30, 2008, and other than outstanding stock options and other stock awards granted from time to time to certain of our employees (including our executive officers) and current members of our Board of Directors under our equity incentive plans, neither we nor, to our knowledge, any of our executive officers or current members of our Board of Directors are a party to any agreement, arrangement or understanding with respect to any of our securities, including but not limited to, any agreement, arrangement or understanding concerning the transfer or the voting of any of our securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations.

11.	STATUS OF ELIGIBLE OPTIONS ACQUIRED BY US IN THE OFFER; ACCOUNTING CONSEQUENCES OF THE OFFER

Eligible Options subject to the Cascade Microtech Plans surrendered in the Offer will be returned to the Cascade Microtech Plans under which they were originally issued. Assuming that 100% of Eligible Employees participate in the Offer, Eligible Options covering approximately 305,000 shares as of January 28, 2009 would be surrendered and cancelled, while New Awards covering approximately 61,000 shares would be issued, resulting in a net reduction of approximately 244,000 shares subject to outstanding awards. The actual reduction in our overhang that results from the Offer could differ materially from the example in the preceding sentence and is dependent on a number of factors, including the actual level of Eligible Employee participation in the Offer.

As of January 1, 2006, we adopted the provisions of Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (Revised), or SFAS 123(R), on accounting for share-based payments. Under SFAS 123(R), we will recognize the incremental compensation cost of the New Awards granted in the Offer. The incremental compensation cost will be measured as the excess, if any, of the fair value of each New Award granted to employees in exchange for surrendered Eligible Options, measured as of the date the New Awards are granted, over the fair value of the Eligible Options surrendered in exchange for the New Awards, measured immediately prior to the cancellation. This incremental compensation cost will be recognized ratably over the vesting period of the New Awards. In the event that any of the New Awards are forfeited prior to their vesting due to termination of employment, the compensation cost for the forfeited New Awards will not be recognized.

12.	LEGAL MATTERS; REGULATORY APPROVALS.

We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by the Offer, or of any approval or other action by any government or regulatory authority or agency that is required for the acquisition or ownership of the Eligible Options and the grant of New Awards as described in the Offer. If any other approval or action should be required, we presently intend to seek such approval or take such action. This could require us to delay the acceptance of any Eligible Options that you elect to exchange. We may not be able to obtain any required approval or take any other required action. Our failure to obtain any required approval or take any required action might result in harm to our business. Our obligation under the Offer to accept exchanged Eligible Options and to issue New Awards is subject to conditions, including the conditions described in Section 6, Conditions of the Offer.

13.	MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES.

CIRCULAR 230 DISCLAIMER. THE FOLLOWING DISCLAIMER IS PROVIDED IN ACCORDANCE WITH THE INTERNAL REVENUE SERVICE’S CIRCULAR 230 (21 C.F.R. PART 10). THIS ADVICE IS NOT INTENDED OR WRITTEN TO BE USED, AND IT CANNOT BE USED BY YOU FOR THE PURPOSE OF AVOIDING ANY PENALTIES THAT MAY BE IMPOSED ON YOU. THIS ADVICE WAS WRITTEN TO SUPPORT THE PROMOTION OR MARKETING OF PARTICIPATION IN THE COMPANY’S EQUITY INCENTIVE PLANS. YOU SHOULD SEEK ADVICE BASED ON YOUR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

The U.S. federal income tax consequences of the Offer under current federal law, which is subject to change, are summarized in the following discussion of the general tax principles applicable to the Offer. This summary is not intended to be exhaustive and, among other considerations, does not describe state, local, or international tax consequences.

We recommend that you consult your own tax advisor with respect to the United States federal, state and local tax consequences of participating in the Offer, as well as any international tax rules that may apply, as the tax consequences to you are dependent on your individual tax situation.

We believe that the exchange of Eligible Options for New Awards pursuant to the Offer should be treated as a non-taxable exchange and neither we nor any of our employees should recognize any income for U.S. federal income tax purposes upon the surrender of Eligible Options and the grant of New Awards.

Restricted Stock Units

If you participate in this Offer, you should not recognize any income or be subject to income tax withholding upon receipt of your New Awards. However, in connection with the issuance of shares on the date or dates when your New Awards vest, you will generally recognize income equal to the value of the shares received, and we will generally have a corresponding deduction at the time you recognize income. When shares are delivered to you under your New Awards, you must make adequate provision for any sums required to satisfy applicable federal, state, local and foreign tax withholding obligations. We may elect to deduct from the shares of common stock that would otherwise be issued in settlement of New Awards the appropriate number of whole shares, valued at their then fair market value, to satisfy our tax withholding obligations at the applicable minimum statutory withholding rate. Alternatively, we may require you to satisfy the applicable tax withholding requirements through payroll withholding or otherwise. Unless the foregoing tax withholding obligations are satisfied, we have no obligation to deliver any shares to you under your New Awards. You may also have taxable income when you sell the shares delivered to you under your New Awards.

Stock Options

If you participate in the Offer, your Eligible Options will be exchanged for New Awards. So that you are able to compare the tax consequences of New Awards to that of your Eligible Options, we have included the following summary as a reminder of the tax consequences generally applicable to options under U.S. federal tax law.

Incentive Stock Options

Under current U.S. federal tax law, an option holder will not recognize taxable income upon the grant of an incentive stock option. In addition, an option holder generally will not recognize income for ordinary income tax purposes upon the exercise of an incentive stock option. However, an option holder’s alternative minimum taxable income will be increased by the amount that the aggregate fair market value of the shares underlying the option, which is generally determined as of the date of exercise, exceeds the aggregate exercise price of the option. Among other limitations and restrictions imposed on incentive stock options, the tax laws require that an incentive stock option be exercised within certain specified periods following the termination of the option holder’s employment. If the option is not exercised within the prescribed period, the option ceases to be treated as an incentive stock option and is subject to taxation under the rules that apply to nonstatutory stock options. Please see the discussion below for details regarding the tax treatment of nonstatutory stock options.

If an option holder sells the option shares acquired upon exercise of an incentive stock option, the tax consequences of the disposition depend upon whether the disposition is qualifying or disqualifying. The disposition of the option shares is qualifying if it is made:

•	more than two years after the date the incentive stock option was granted; and

•	more than one year after the date the incentive stock option was exercised.

If the disposition of the option shares is qualifying, any excess of the sale price of the option shares over the exercise price of the option will be treated as long-term capital gain taxable to the option holder at the time of the sale. Any such capital gain will be taxed at the long-term capital gain rate in effect at the time of sale.

If the disposition is not qualifying, which we refer to as a “disqualifying disposition,” the excess of the fair market value of the option shares on the date the option was exercised (or, if less, the amount realized on the disposition of the shares) over the exercise price will be taxable as ordinary income to the option holder at the time of the disposition.

If the sales price in a disqualifying disposition exceeds the fair market value of the option shares on the date the option was exercised, then the amount up to the excess of the fair market value of the shares at the time the option was exercised over the exercise price will be ordinary income for income tax purposes and the balance, if any, will be long-term or short-term capital gain, depending upon whether or not the shares were sold more than one year after the option was exercised.

Unless an option holder engages in a disqualifying disposition, we will not be entitled to a deduction with respect to an incentive stock option. If an option holder engages in a disqualifying disposition, we will generally be entitled to a deduction equal to the amount of compensation income taxable to the option holder.

Nonstatutory Stock Options

Under current U.S. federal tax law, an option holder generally will not recognize taxable income upon the grant of a nonstatutory stock option with an exercise price equal to the fair market value of the underlying stock on the date of grant. However, when an option holder exercises the option, the excess of the fair market value of the shares subject to the option on the date of exercise over the exercise price of the option will be compensation income taxable to the option holder and subject to applicable tax withholding. We will generally be entitled to a deduction equal to the amount of compensation income taxable to the option holder. Upon disposition of the shares, any gain or loss is treated as capital gain or loss.

14.	EXTENSION OF THE OFFER; TERMINATION; AMENDMENT.

We may at any time, and from time to time, extend the period of time during which the Offer is open and delay accepting any Eligible Options tendered for exchange by announcing the extension and/or giving oral or written notice of the extension to you.

Prior to the Expiration Time, we may postpone accepting and canceling any Eligible Options or terminate or amend the Offer if any of the conditions specified in Section 6, Conditions of the Offer, occurs. In order to postpone accepting or canceling, we must announce the postponement and give oral or written notice of the postponement to you. Our right to delay accepting and canceling Eligible Options may be limited by Rule 13e-4(f)(5) under the Securities Exchange Act of 1934, which requires that we pay the consideration offered or return the surrendered options promptly after we terminate or withdraw the Offer.

As long as we comply with any applicable laws, we may amend the Offer. We may amend the Offer at any time by announcing an amendment. If we extend the length of time during which the Offer is open, notice of the amendment will be issued no later than 6:00 a.m., U.S. Pacific Time, on the next business day after the last previously scheduled or announced Expiration Time. Any announcement relating to the Offer will be sent promptly to you in a manner reasonably designed to inform you of the change.

In addition, although we do not anticipate that the staff of the SEC will require us to materially modify the terms of the Offer, it is possible that we may need to alter the terms of the Offer to comply with comments from the staff. We may exclude employees who are located outside of the United States from the Offer if local law or administrative considerations would make their participation infeasible or impractical. It is possible that we may need to make modifications to the terms of the Offer offered to any employees in countries outside the United States to comply with local requirements, or as a result of tax or accounting considerations.

If we materially change the terms of the Offer or the information about the Offer, or if we waive a material condition of the Offer, we may extend the Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Securities Exchange Act of 1934. Under these rules, the minimum period an Offer must remain open following material changes in the terms of the Offer or information about the Offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances. We will publish a notice if we decide to take any of the following actions: (i) increase or decrease what we will give you in exchange for your Eligible Options, (ii) increase or decrease the number of Eligible Options that can be exchanged in the Offer or (iii) extend or terminate the Offer.

If the Offer is scheduled to expire within ten (10) business days from the date we notify you of such an amendment, we also intend to extend the Offer so that it is open for at least a period of ten (10) business days after the date the notice is published. A business day means any day other than a Saturday, Sunday or U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight.

15.	FEES AND EXPENSES.

We will not pay any fees or commissions to any broker, dealer or other person asking holders of Eligible Options to exchange such Eligible Options pursuant to this Offer.

16.	INFORMATION ABOUT US.

General

We were incorporated in Oregon in 1984. Our common stock trades on The NASDAQ Global Market under the symbol “CSCD”. Our principal executive offices are located at 2430 NW 206th Avenue, Beaverton OR 97006, and our telephone number is (503) 601-1000. Our website is located at www.cmicro.com. The information on our website is not a part of this Offer to Exchange.

We design, develop and manufacture advanced wafer probing and test socket solutions for the electrical measurement of high performance chips. We design, manufacture and assemble our products in Beaverton, Oregon and Plymouth, Minnesota, with global sales, service and support centers in North America, Europe, Japan, Taiwan, China and Singapore. We were incorporated and introduced our first commercial products in 1984.

Our products include engineering probe stations, analytical probes, production probe cards, test sockets, application software and services. Engineering probe stations address the need for precise and accurate measurement of semiconductor electrical characteristics during chip design or when optimizing the chip fabrication process. Our engineering probe stations are highly configurable and are typically sold with various accessories, including our analytical probes, as well as accessories from third parties. In addition, we design and build custom engineering probe stations to address the specific requirements of our customers. Analytical probes are sold to serve as components of our engineering probe stations, or less often, to serve as components of test equipment manufactured by third parties. Our production probe cards and test sockets are designed and sold for production test applications, ranging from very low current parametric testing to sophisticated, high speed radio frequency testing. We also design and sell our test sockets for prototype testing during engineering design. Our analytical probes, production probe cards and test sockets are test consumables, as they are typically customized for each application and are routinely replaced during the testing process. We also generate revenue through the sale of service contracts to our customers.

Financial

A summary of the financial information included in our Annual Report on Form 10-K for the year ended December 31, 2007, filed with the SEC on March 17, 2008, and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2008, filed with the SEC on November 10, 2008, which are each incorporated herein by reference, is attached hereto as Schedule B to this Offer to Exchange.

Please see Section 17, Additional Information, for instructions on how you can obtain copies of our SEC filings, including filings that contain our financial statements.

17.	ADDITIONAL INFORMATION.

With respect to the Offer, we have filed a Tender Offer Statement on Schedule TO with the SEC. This Offer to Exchange does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, before making a decision on whether to tender your options.

We also recommend that you review the following materials that we have filed with the SEC before making a decision on whether to exchange your options:

(a)	Annual Report on Form 10-K for the year ended December 31, 2007;

(b)	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2008;

(c)	our Quarterly Report on Form 10-Q for the quarter ended June 30, 2008;

(c)	our Quarterly Report on Form 10-Q for the quarter ended September 30, 2008;

(d)	our Current Reports on Form 8-K filed with the SEC on February 12, 2008, February 14, 2008, April 29, 2008, July 18, 2008, July 29, 2008, August 12, 2008, October 28, 2008 and December 2, 2008;

(e)	our Definitive Proxy Statement for our 2008 Annual Meeting of Shareholders, filed with the SEC on April 16, 2008; and

(f)	the description of our common stock contained in our Registration Statement on Form 8-A filed with the SEC on December 13, 2004 (Commission File No. 000-51072), including any amendment or report filed hereafter for the purpose of updating such description.

The SEC file number for these filings is 000-51072. These filings, our other annual, quarterly and current reports, our proxy statements and our other SEC filings may be examined, and copies may be obtained, at the SEC’s Public Reference Room at 100 F Street NE, Washington, DC 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public on the SEC’s Internet site at http://www.sec.gov.

We will also provide without charge to each Eligible Employee, upon his or her written or oral request, a copy of this Offer to Exchange or any or all of the documents to which we have referred you, other than exhibits to those documents (unless the exhibits are specifically incorporated by reference into the documents). Requests should be directed to:

Cascade Microtech, Inc.

2430 NW 206th Avenue

Beaverton OR 97006

Attn: Steve Sipowicz

or by telephoning us at (503) 601-1000 between the hours of 9:00 a.m. and 5:00 p.m., U.S. Pacific Time.

As you read the documents listed in this Section 17, you may find some inconsistencies in information from one document to another. Should you find inconsistencies between the documents, or between a document and this Offer to Exchange, you should rely on the statements made in the most recent document.

The information about us contained in this Offer to Exchange should be read together with the information contained in the documents to which we have referred you.

18.	FINANCIAL STATEMENTS.

Attached as Schedule B to this Offer to Exchange is our summary financial information derived from our Annual Report on Form 10-K for the year ended December 31, 2007, filed with the SEC on March 17, 2008, and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2008, filed with the SEC on November 10, 2008. More complete financial information may be obtained by accessing our public filings with the SEC by following the instructions in Section 17, Additional Information.

19.	MISCELLANEOUS.

This Offer to Exchange, including the Section entitled “Risks of Participating in the Offer,” and our SEC reports referred to above include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934. However, the safe harbors of Section 27A of the Securities Act and 21E of the Securities Exchange Act of 1934 do not apply to statements made in connection with the Offer. These forward-looking statements, which can be identified by words such as “anticipates,” “expects,” “believes,” “plans,” “predicts,” and similar terms, involve risks and uncertainties, including those described in our Annual Report on Form 10-K for the year ended December 31, 2007, filed with the SEC on March 17, 2008, and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2008, filed with the SEC on November 10, 2008. Forward-looking statements are not guarantees of future performance and our actual results may differ significantly from the results discussed in the forward-looking statements. We encourage you to review the risk factors contained in the Section entitled “Risks of Participating in the Offer” of this Offer to Exchange, our Annual Report on Form 10-K for the year ended December 31, 2007 and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2008.

If at any time we become aware of any jurisdiction where the making of the Offer violates the law, we will make a good faith effort to comply with the law. If we cannot comply with the law, the Offer will not be made to, nor will exchanges be accepted from or on behalf of, the option holders residing in that jurisdiction.

WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS OFFER TO EXCHANGE AND DOCUMENTS TO WHICH WE HAVE REFERRED YOU. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US. YOU ARE URGED TO EVALUATE CAREFULLY ALL OF THE INFORMATION IN THIS OFFER TO EXCHANGE AND DOCUMENTS TO WHICH WE HAVE REFERRED YOU AND TO CONSULT YOUR OWN LEGAL, INVESTMENT AND/OR TAX ADVISORS. YOU MUST MAKE YOUR OWN DECISION WHETHER TO EXCHANGE YOUR ELIGIBLE OPTIONS.

SCHEDULE A

INFORMATION ABOUT OUR DIRECTORS AND EXECUTIVE OFFICERS

Set forth below is information regarding the members of the Company’s Board of Directors and its executive officers.

Name	Position	Since
Keith L. Barnes	Director	2004
F. Paul Carlson	Lead Independent Director	1992
K. Reed Gleason	Director Emeritus and Vice President of Advanced Development	1984
Raymond A. Link	Director	2005
George P. O’Leary	Director	1988
William R. Spivey	Director	1998
Eric W. Strid	Chairman of the Board and Chief Technical Officer	1984
Geoff Wild	Director, President and Chief Executive Officer	2008
Mike Kondrat	Vice President, Marketing	2008
Anand Nambiar	Vice President, Operations	2008
Paul O'Mara	Vice President of Sales and Service, Engineering Products Division	2008
Steven Sipowicz	Chief Financial Officer, Vice President of Finance, Treasurer and Secretary	2004

Keith L. Barnes has served as a director since February 2004. Mr. Barnes was named Chairman of Verigy Ltd. in 2007 and has been Chief Executive Officer and President of Verigy Ltd. since 2006. From 2003 to 2006, he served as Chairman and Chief Executive Officer of Electroglas, Inc. From 1995 to 2001 he served as Chairman and Chief Executive Officer of Integrated Measurement Systems, Inc. (“IMS”). Prior to joining IMS, Mr. Barnes was a Division President at Valid Logic Systems and later Cadence Design Systems. Mr. Barnes holds a degree from San Jose State University in Environmental Science and is a Regent at the University of Portland.

F. Paul Carlson has served as a director since 1992. In 1991, he founded and has since served as President and Chief Executive Officer of The Carlson Group of Companies, a company specializing in business re-engineering and re-structuring, and the financing and development of early stage companies. From 1988 to 1991, Mr. Carlson served as the Vice President of Strategy and Business Development for Honeywell, Inc. From 1980 to 1985, he served as the President and Chief Executive Officer of the Oregon Graduate Institute. From 1985 to 1988 he served as President and Chief Executive Officer of the Oregon Graduate Center Corporation. Previously, he served as a Professor of Electrical Engineering at the University of Washington for 10 years. Mr. Carlson holds a B.S. in Electrical Engineering from the University of Washington, an M.S. in Electrical Engineering from the University of Maryland and a Ph.D. in Electrical Engineering from the University of Washington. Mr. Carlson attended the Stanford Executive Education program in 1987. Mr. Carlson also serves as a director of the Russell Trust Company.

K. Reed Gleason co-founded Cascade Microtech and served as a director from inception to May 2006. Mr. Gleason has also served as our Vice President of Advanced Development since our inception. Prior to 1984, Mr. Gleason was a Senior Physicist at Tektronix, Inc. and at TriQuint Semiconductor, Inc., conducting research into high-frequency gallium arsenide devices and integrated circuits. He began his career as an engineer with the U.S. Naval Research Laboratory in Washington, D.C. Mr. Gleason holds a B.S. in Electrical Engineering from the California Institute of Technology. Mr. Gleason also serves as Director Emeritus. As Director Emeritus, Mr. Gleason is not a voting member of the Board, but is invited to attend meetings of the Board of Directors.

Raymond A. Link has served as a director since February 2005. Since July 2005, Mr. Link has served as Executive Vice President and Chief Financial Officer of FEI Company, a leading supplier of products and systems that enable research, development and manufacture of nanoscale features. Prior to this, Mr. Link served as Vice President, Finance and Administration, Chief Financial Officer and Secretary of TriQuint Semiconductor, Inc., a

manufacturer of electronic signal processing components primarily used in wireless communications, since July 2001 as a result of TriQuint’s merger with Sawtek, Inc. Mr. Link joined Sawtek, Inc., a designer and manufacturer of a broad range of electronic signal processing components primarily for use in the wireless communications industry, in September 1995 as Vice President Finance and Chief Financial Officer. Mr. Link received a B.S. degree from the State University of New York at Buffalo and an M.B.A. from the Wharton School at the University of Pennsylvania. Mr. Link is also a Certified Public Accountant.

George P. O’Leary has served as a director since 1988. From 1972 to 1983, Mr. O'Leary served in various capacities for Floating Point Systems, Inc., including as Vice President of Engineering and President of European Operations. He also served as Chief Operating Officer and as a director of Floating Point Systems, Inc. from 1986 until his retirement in 1987. Mr. O'Leary was a Professor of Physics at the Oregon Graduate Institute from 1969 to 1972. He holds a Ph.D. in Physics from Yale University.

William R. Spivey has served as a director since July 1998. From July 2000 until September 2001, Mr. Spivey served as the President and Chief Executive Officer of Luminent, Inc., a provider of fiber optic components to the communications industry. From 1997 to 2000, Mr. Spivey served as Group President of the Network Products group of Lucent Technologies. From 1994 to 1997, he served as Vice President of the Systems and Components Group, Member of the Office of the President and Co-chair of the Executive Committee of AT&T Microelectronics. Mr. Spivey holds a B.S. in Physics from Duquesne University, an M.S. in Physics from Indiana University of Pennsylvania, and a Ph.D. in Administration/Management from Walden University. Mr. Spivey also serves as a director of ADC Telecommunications, Inc., The Laird Group PLC, Novellus Systems, Inc. and Raytheon Company.

Eric W. Strid co-founded Cascade Microtech and has served as our Chairman and Chief Executive Officer from 1984 until January 2008. He also served as our President from 1984 to December 1996 and from June 2004 to January 2008. In January 2008, Mr. Strid became our Chief Technical Officer. Prior to 1984, Mr. Strid served as a Principal Engineer with Tektronix, Inc. and with TriQuint Semiconductor, Inc., where he designed and evaluated high-frequency gallium arsenide integrated circuits. Mr. Strid holds a B.S. in Electrical Engineering from the Massachusetts Institute of Technology and an M.S. in Electrical Engineering from the University of California at Berkeley.

Geoff Wild has served as a director since January 2008. Mr. Wild has also served as our President and Chief Executive Officer since January 2008. Prior to this, Mr. Wild served as the President and Chief Executive Officer of Nikon Precision, Inc., a manufacturer of lithography equipment for the microelectronics manufacturing industry, since 2002. Prior to that, Mr. Wild held management positions with Johnson Matthey, a specialty chemicals company focused on its core skills in catalysts, precious metals, fine chemicals and process technology, and AlliedSignal, a manufacturer of friction materials, brake pads, brake rotors, suspensions and engine parts. Mr. Wild holds a BSc degree in Chemistry from the University of Bath (U.K.). Mr. Wild also serves as a director of E Ink Corp., a private company, and Axcelis Technologies, Inc.

Mike Kondrat has served as our Vice President, Marketing since April 2008. Prior to joining Cascade Microtech, Mr. Kondrat served as Senior Director of Strategic Marketing for Credence Systems Corporation. Mr. Kondrat has over 30 years of experience in ATE and EDA industry, holding various positions in engineering, management, and marketing at Tektronix, Integrated Measurement Systems (IMS), OPMAXX, and Credence Systems Corporation. Mr. Kondrat is an IEEE member and is active in test-related forums. He has published many technical papers and articles related to test and DFT. Mr. Kondrat holds a BS in Electrical Engineering and an M.B.A. from Illinois Institute of Technology.

Anand Nambiar has served as our Vice President, Operations since August 2008. He served as Vice President of Quality and Supply Chain from April 2008 to August 2008. Prior to that, he held the position of Associate Director of Quality at Nikon Precision Inc., a wholly owned subsidiary of Nikon Corporation. He has several years of semiconductor industry experience and is globally oriented, having worked closely with subsidiaries and suppliers in Europe and Asia as well as in domestic locations. Mr. Nambiar holds a B.S. in Electrical Engineering from Boston University and an M.B.A. from University of California-Berkeley.

Paul O'Mara has served as our Vice President of Sales and Service, Engineering Products Division, since March 2008. Mr. O’Mara has more than 30 years in the computer, broadcast equipment and electron microscopy industries. He has held various sales, service, operations and general management positions and most recently served as Senior Vice President of Customer Service at FEI Company, the leading supplier of electron and ion beam microscopy systems. Mr. O’Mara holds a B.S. in Electronic Engineering from the University of Sussex, England.

Steven Sipowicz has served as our Vice President of Finance, Chief Financial Officer and Treasurer since July 2004. He has also served as Corporate Secretary since August 2004. From November 1999 to November 2003, Mr. Sipowicz served as Chief Financial Officer of Corillian Corporation, a provider of online financial services, and served as Secretary of that company from January 2000 to November 2003. From October 1997 to November 1999, Mr. Sipowicz served as Chief Financial Officer of F.I.C.S. Group, N.V., a Belgian financial software and services company. From October 1996 to September 1997, he was Vice President, Finance and Administration and Chief Financial Officer of Intrinsa Corporation, a development tools company. From April 1993 to September 1996, he served as Vice President, Finance and Chief Financial Officer of Integrated Systems, Inc., an operating system software company. Mr. Sipowicz holds a B.S. in Chemistry from Bristol University (U.K.) and an M.B.A. from Santa Clara University.

The business address of each director and executive officer is Cascade Microtech, Inc., 2430 NW 206th Avenue, Beaverton OR 97006, and the business telephone number of each director and executive officer is (503) 601-1000.

Current members of our Board of Directors and our executive officers are not eligible to participate in the Offer.

SCHEDULE B

SUMMARY FINANCIAL INFORMATION

OF CASCADE MICROTECH, INC. AND SUBSIDIARIES

Set forth below is a selected summary of certain financial information about Cascade Microtech. This selected financial information is derived from our consolidated financial statements as filed with the SEC. The selected financial data should be read in conjunction with our consolidated financial statements and notes thereto included in our Annual Report on Form 10-K for the year ended December 31, 2007, and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2008.

The consolidated statement of operations and balance sheet data set forth below have been derived from our consolidated financial statements. The selected consolidated financial data set forth below should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and with the consolidated financial statements and notes thereto included in the Form 10-K.

	For the Nine Months Ended September 30,		For the Year Ended December 31,
IN THOUSANDS (except per share amounts)	2008	2007	2007	2006	2005	2004	2003
Statement of Operations Data
Revenue	$61,174	$67,930	$89,922	$84,852	$73,637	$64,415	$50,556
Cost of sales	$33,646	36,628	48,369	47,367	39,351	35,625	30,433
Stock-based compensation	287	349	432	443	39	67	19

Gross profit	27,241	30,953	41,121	37,042	34,247	28,723	20,104
Operating expenses:
Research and development	8,040	8,482	11,241	8,949	6,968	5,681	5,422
Selling, general and administrative	21,953	20,851	27,723	24,819	19,778	16,831	15,436
Amortization of purchased intangibles	1,879	1,328	1,977	130	—	—	—

Total operating expenses	31,872	30,661	40,941	33,898	26,746	22,512	20,858

Income (loss) from operations	(4,631)	292	180	3,144	7,501	6,211	(754)
Other income (expense), net	598	1,094	1,336	1,961	1,991	(117)	553

Income (loss) before income taxes	(4,033)	1,386	1,516	5,105	9,492	6,094	(201)
Provision (Benefit) for income taxes	(868)	316	586	1,495	1,173	1,387	248

Net income (loss)	(3,165)	1,070	930	3,610	8,319	4,707	(449)
Accretion of redeemable stock and loss on redemption	—	—	—	—	—	113	583

Net income (loss) attributed to common shareholders	$(3,165)	$1,070	$930	$3,610	$8,319	$4,594	$(1,032)

Basic net income (loss) per share attributed to common shareholders	$(0.24)	$0.09	$0.07	$0.31	$0.75	$0.84	$(0.20)

Diluted net income (loss) per share attributed to common shareholders	$(0.24)	$0.08	$0.07	$0.30	$0.70	$0.56	$(0.20)

Shares used in basic per share calculations	13,047	12,447	12,550	11,482	11,055	5,439	5,089

Shares used in diluted per share calculations	13,047	12,755	12,840	11,959	11,816	8,452	5,089

B-1

	September 30,		December 31,
IN THOUSANDS (except per share amounts	2008	2007	2007	2006	2005	2004	2003
Balance Sheet Data
Cash, cash equivalents and short-term
marketable securities	$29,943	$32,208	$29,421	$43,794	$50,346	$43,747	$10,717
Working capital	61,423	61,055	58,965	68,642	74,601	63,333	24,228
Total assets	123,328	125,150	125,281	103,786	90,120	79,016	37,766
Current portion of long-term debt and
capital lease obligations	16	6	13	—	8	21	2,043
Long-term debt and capital lease
obligations, less current portion	59	24	51	—	—	14	5,038
Other long-term liabilities	5,875	6,405	5,763	1,370	1,100	1,449	1,398
Redeemable stock	—	—	—	—	—	—	584
Shareholders’ equity	107,734	107,008	107,605	90,193	81,505	70,188	22,960

B-2